Exhibit 1

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of March 31, 2025 and

December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

TABLE OF CONTENTS

•	Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the three-month periods ended March 31, 2025 and 2024

•	Unaudited interim condensed consolidated statements of financial position as of March 31, 2025 and December 31, 2024

•	Unaudited interim condensed consolidated statements of changes in equity for the three-month periods ended March 31, 2025 and 2024

•	Unaudited interim condensed consolidated statements of cash flows for the three-month periods ended March 31, 2025 and 2024

•	Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Revenue from contracts with customers	4	438,456	317,352
Cost of sales:
Operating costs	5.1	(34,064)	(21,618)
Crude oil stock fluctuation	5.2	9,032	1,209
Royalties and others	5.3	(68,254)	(44,782)
Depreciation, depletion and amortization	11/12/13	(125,977)	(82,373)
Other non-cash costs related to the transfer of conventional assets	15	(7,240)	(9,105)

Gross profit		211,953	160,683

Selling expenses	6	(46,768)	(18,839)
General and administrative expenses	7	(28,031)	(22,110)
Exploration expenses		(180)	(31)
Other operating income	8.1	6,409	9,497
Other operating expenses	8.2	(1,192)	(115)

Operating profit		142,191	129,085

Interest income	9.1	1,056	481
Interest expense	9.2	(24,281)	(4,897)
Other financial income (expense)	9.3	15,992	(22,630)

Financial income (expense), net		(7,233)	(27,046)

Profit before income tax		134,958	102,039

Current income tax (expense)	14	(66,322)	(63,789)
Deferred income tax benefit	14	14,157	40,401

Income tax (expense)		(52,165)	(23,388)

Profit for the period, net		82,793	78,651

Other comprehensive income
Other comprehensive income that shall not be reclassified to profit (loss) in subsequent periods
- (Loss) profit from actuarial remeasurement related to employee benefits	25	(22)	49
- Deferred income tax benefit (expense)	14	7	(17)

Other comprehensive income for the period		(15)	32

Total comprehensive profit for the period		82,778	78,683

Earnings per share
Basic (in US Dollars per share)	10	0.858	0.819
Diluted (in US Dollars per share)	10	0.821	0.792

Notes 1 through 29 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of financial position as of March 31, 2025 and December 31, 2024

(Amounts expressed in thousands of US Dollars)

	Notes	As of March 31, 2025	As of December 31, 2024
Assets
Noncurrent assets
Property, plant and equipment	11	3,058,132	2,805,983
Goodwill	12	22,576	22,576
Other intangible assets	12	15,171	15,443
Right-of-use assets	13	89,266	105,333
Biological assets		11,408	10,027
Investments in associates	17	40,557	11,906
Trade and other receivables	15	228,465	205,268
Deferred income tax assets		2,070	3,565

Total noncurrent assets		3,467,645	3,180,101

Current assets
Inventories	18	16,044	6,469
Trade and other receivables	15	259,939	281,495
Cash, bank balances and other short-term investments	19	739,688	764,307

Total current assets		1,015,671	1,052,271

Total assets		4,483,316	4,232,372

Equity and liabilities
Equity
Capital stock	20.1	398,065	398,064
Other equity instruments		32,144	32,144
Legal reserve		8,233	8,233
Share-based payments		(16,266)	45,628
Share repurchase reserve		129,324	129,324
Other accumulated comprehensive income (losses)		(11,072)	(11,057)
Accumulated profit (losses)		1,101,670	1,018,877

Total equity		1,642,098	1,621,213

Liabilities
Noncurrent liabilities
Deferred income tax liabilities		48,739	64,398
Lease liabilities	13	33,498	37,638
Provisions	21	28,813	33,058
Borrowings	16.1	1,521,007	1,402,343
Trade and other payables	24	77,117	—
Employee benefits	25	16,049	15,968

Total noncurrent liabilities		1,725,223	1,553,405

Current liabilities
Provisions	21	4,037	3,910
Lease liabilities	13	42,661	58,022
Borrowings	16.1	182,191	46,224
Salaries and payroll taxes	22	6,664	32,656
Income tax liability		427,189	382,041
Other taxes and royalties	23	37,329	47,715
Trade and other payables	24	415,924	487,186

Total current liabilities		1,115,995	1,057,754

Total liabilities		2,841,218	2,611,159

Total equity and liabilities		4,483,316	4,232,372

Notes 1 through 29 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the three-month period ended March 31, 2025

(Amounts expressed in thousands of US Dollars)

	Capital stock	Other equity instruments	Legal reserve	Share-based payments		Share repurchase reserve	Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Total equity
Amounts as of December 31, 2024	398,064	32,144	8,233	45,628		129,324	(11,057)	1,018,877	1,621,213
Profit for the period, net	—	—	—	—		—	—	82,793	82,793
Other comprehensive income for the period	—	—	—	—		—	(15)	—	(15)

Total comprehensive income	—	—	—	—		—	(15)	82,793	82,778

Share-based payments	1	—	—	(61,894	)(1)	—	—	—	(61,893)

Amounts as of March 31, 2025	398,065	32,144	8,233	(16,266)		129,324	(11,072)	1,101,670	1,642,098

(1)	Including 10,215 of expenses (Note 7).

Notes 1 through 29 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the three-month period ended March 31, 2024

(Amounts expressed in thousands of US Dollars)

	Capital stock	Other equity instruments	Legal reserve	Share-based payments		Share repurchase reserve	Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Total equity
Amounts as of December 31, 2023	517,874	32,144	8,233	42,476		79,324	(4,427)	571,391	1,247,015
Profit for the period, net	—	—	—	—		—	—	78,651	78,651
Other comprehensive income for the period	—	—	—	—		—	32	—	32

Total comprehensive income	—	—	—	—		—	32	78,651	78,683

Share-based payments	—	—	—	(20,902	)(1)	—	—	—	(20,902)

Amounts as of March 31, 2024	517,874	32,144	8,233	21,574		79,324	(4,395)	650,042	1,304,796

(1)	Including 6,643 of expenses (Note 7).

Notes 1 through 29 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Cash flows from operating activities:
Profit for the period, net		82,793	78,651
Adjustments to reconcile net cash flows
Items related to operating activities:
Share-based payments	7	10,215	6,643
Net increase in provisions	8.2	1,192	115
Net changes in foreign exchange rate	9.3	(12,744)	12,288
Discount of assets and liabilities at present value	9.3	1,154	(371)
Discount for well plugging and abandonment	9.3	426	254
Income tax expense	14	52,165	23,388
Other non-cash costs related to the transfer of conventional assets	15	7,240	9,105
Employee benefits	25	198	81
Items related to investing activities:
Interest income	9.1	(1,056)	(481)
Changes in the fair value of financial assets	9.3	(8,998)	8,635
Depreciation and depletion	11/13	123,830	81,085
Amortization of intangible assets	12	2,147	1,288
Items related to financing activities:
Interest expense	9.2	24,281	4,897
Amortized cost	9.3	467	317
Interest expense on lease liabilities	9.3	806	858
Other financial income (expense)	9.3	2,897	649
Changes in working capital:
Trade and other receivables		(19,871)	(116,534)
Inventories	5.2	(9,032)	(1,209)
Trade and other payables		(72,372)	(3,854)
Payments of employee benefits	25	(139)	(57)
Salaries and payroll taxes		(77,445)	(34,899)
Other taxes and royalties		(35,959)	(8,747)
Provisions	8.2	(638)	(94)
Income tax payment		(5,151)	(8,763)

Net cash flows provided by operating activities		66,406	53,245

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Cash flows from investing activities:
Payments for acquisitions of property, plant and equipment and biological assets		(286,155)	(147,654)
Proceeds from the transfer of conventional assets	15	5,734	10,734
Payments for acquisitions of other intangible assets	12	(1,875)	(749)
Payments for acquisitions of investments in associates	17	(28,651)	128
Interest received	9.1	1,056	481

Net cash flows (used in) investing activities		(309,891)	(137,060)

Cash flows from financing activities:
Proceeds from borrowings	16.2	341,347	95,876
Payment of borrowings principal	16.2	(98,594)	(45,000)
Payment of borrowings interest	16.2	(10,566)	(5,678)
Payment of borrowings cost	16.2	(608)	(357)
Payment of lease	13	(23,074)	(11,011)
Proceeds from (payments of) other financial results	9.3	3,278	(933)

Net cash flow provided by financing activities		211,783	32,897

Net (decrease) in cash and cash equivalents		(31,702)	(50,918)
Cash and cash equivalents at beginning of period	19	755,610	209,516
Effect of exposure to changes in the foreign currency rate and other financial results of cash and cash equivalents		9,495	(13,836)
Net (decrease) in cash and cash equivalents		(31,702)	(50,918)

Cash and cash equivalents at end of period	19	733,403	144,762

Significant transactions that generated no cash flows
Acquisition of property, plant and equipment through increase in trade and other payables		309,818	235,096
Acquisition of property, plant and equipment through increase in trade and other payables related to the Farmout Agreement	11	109,538	—
Changes in well plugging and abandonment with an impact in property, plant and equipment	11	(4,715)	1,601

Notes 1 through 29 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 1. Group information

1.1 Company general information

Vista Energy, S.A.B. de C.V. (“VISTA”, the “Company” or the “Group”), formerly known as Vista Oil & Gas, S.A.B. de C.V., was organized as a variable-capital stock company on March 22, 2017, under the laws of the United Mexican States (“Mexico”). The Company adopted the public corporation or “Sociedad Anónima Bursátil de Capital Variable” (“S.A.B. de C.V.”) on July 28, 2017. On April 26, 2022, Vista Oil & Gas, S.A.B. de C.V. changed the Company’s corporate name to “Vista Energy, S.A.B. de C.V.”.

It is listed on the New York Stock Exchange (“NYSE”) under ticker symbol “VIST” as from July 26, 2019.

Its main office is located in City of Mexico, Mexico, at Mapfre Tower, Paseo de la Reforma Avenue 243, 18th floor, Colonia Renacimiento, Alcaldía Cuauhtémoc, zip code 06600.

As of March 31, 2025, and December 31, 2024, the Company’s main activity, through its subsidiaries, is the exploration and production of crude oil and natural gas (“Upstream”).

Except as mentioned in Note 29, there were no significant changes in the Group’s structure and activities as from the date of issuance of the annual consolidated financial statements as of December 31, 2024.

1.2 Significant transactions for the period

1.2.1 Agreement signed with Trafigura Argentina S.A. (“Trafigura”) related to the joint investment agreements in Bajada del Palo Oeste area (“Farmout Agreement”)

On December 16, 2024, the Company, through its subsidiary Vista Energy Argentina S.A.U. (“Vista Argentina”), agreed to the assignment of Trafigura’s interest in the farmout agreements I and II in its own favor (See Notes 29.2.1.1 and 29.2.1.2 of the consolidated financial statements as of December 31, 2024), effective as from January 1, 2025, at which time the Company holds rights to 100% of the production from the pads subject to the Farmout Agreement.

Under the Farmout Agreement, Vista Argentina will pay 128,000 to Trafigura in 48 monthly and consecutive installments through December 2028 (“purchase price”).

In addition, Vista Argentina and Trafigura signed a crude oil marketing agreement (“COMA”), which is effective since January 1, 2025, by virtue of which Vista Argentina will sell 10,000 m³ of crude oil per month to Trafigura. The amount payable by Trafigura under the COMA its offset with Vista Argentina’s obligations under the Farmout Agreement.

As a consequence of the Farmout Agreement, the Company recognized: (i) an account payable of 107,749 related to the purchase price at fair value; and (ii) a net asset addition of 78,454, including 80,243 in “Property, plant and equipment” under “Production wells and facilities” (Note 11). Finally, the Company recognized an “Oil and gas properties” for 29,295 (Note 11).

As of March 31, 2025, Vista Argentina had offset an amount of 7,000 against the liability under the Farmout Agreement.

Note 2. Basis of preparation and material accounting policies

2.1 Basis of preparation and presentation

These unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024, and for the three-month periods ended March 31, 2025 and 2024 were prepared in accordance with the International Accounting Standard (“IAS”) 34 – “Interim Financial Reporting”, issued by the International Accounting Standards Board (“IASB”). The Company prepared its interim financial statements on a condensed basis pursuant to IAS 34. Certain explanatory notes are included to describe the events and transactions that are relevant to understand the changes in the financial position as of March 31, 2025, and the results of operations for the three-month period ended March 31, 2025. Therefore, these interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read together with the annual consolidated financial statements as of December 31, 2024.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

These unaudited interim condensed consolidated financial statements were prepared using the same accounting policies as used in preparing the Company’s consolidated financial statements as of December 31, 2024, except for the income tax expense that is recognized in each interim period based on the best estimate of the weighted average annual income tax rate expected for the full financial year.

They were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value. The figures contained herein are stated in US Dollars (“USD”) and are rounded to the nearest thousand, unless otherwise stated.

These unaudited interim condensed consolidated financial statements were approved for publication by the Board of Directors on April 23, 2025 and the subsequent events through that date are considered.

2.2 New effective accounting standards, amendments and interpretations issued by the IASB adopted by the Company

The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

None of the accounting pronouncements applicable after December 31, 2024, and as of the date of these interim condensed consolidated financial statements had a material effect on the Company’s financial condition or result of its operations.

2.3 Basis of consolidation

These unaudited interim condensed consolidated financial statements contain the financial statements of the Company and its subsidiaries. There were no changes in interest in Company subsidiaries during the three-month period ended March 31, 2025.

2.4 Summary of material accounting policies

2.4.1 Impairment of goodwill and property, plant and equipment, right-of-use assets and identifiable intangible assets (“long-lived assets”) other than goodwill

Long-lived assets are tested for impairment at the lowest level in which there are separately identifiable cash flows largely independent of the cash flows of other Cash Generating Units (“CGUs”).

As of March 31, 2025, the Company oil and gas properties were grouped as follow:

•	In Argentina: (i) operated exploitation concessions of unconventional oil and gas; and (ii) non-operating exploitation concessions of conventional oil and gas.

•	In Mexico: (i) operated exploitation concessions of conventional oil and gas.

The Company conducts its impairment test of nonfinancial assets when there is an indication that the carrying amount may be impaired. Moreover, Goodwill is tested every December. The Company bases the impairment test on the calculation of value in use and reviews the relationship between the recoverable amount and the carrying amount of its assets.

As of March 31, 2025, the Company did not identify indications of impairment or reversal of impairment related with goodwill and long-lived assets other than goodwill.

2.5 Regulatory framework

A-	Argentina

2.5.1 Changes in the foreign exchange framework

On April 11, 2025, the Central Bank of Argentina (“BCRA” by Spanish acronym) published a series of measures to loosen foreign exchange regulations, including:

(i) Establishing fluctuation bands within which the market value of the USD may range between 1,000 Argentine Pesos (“ARS”) and ARS 1,400, with the caps to be increased by 1% every month;

(ii) Removing the Export Increase Program for settling exports (see Note 2.5.2 to the annual financial statements as of December 31, 2024);

(iii) Authorizing profit distribution to foreign shareholders for fiscal years beginning as from 2025;

(iv) Relaxing the payment terms for foreign trade transactions;

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

(v) Lifting the 90-day restriction set by Communiqué “A” 7340 applicable to companies.

As of the date of issuance of these interim condensed consolidated financial statements, the Company is assessing the potential impact of these changes.

2.5.2 Gas market

2.5.2.1 Argentine promotion plan to stimulate natural gas production (“Gas IV Plan”)

For the three-month period ended March 31, 2025, and 2024, the Company received a net amount of 1,218 and 326, respectively.

As of March 31, 2025, and December 31, 2024, the receivables related to such plan stand at 1,071 and 3,007, respectively (Note 15).

Other than mentioned above, there have been no significant changes in Argentina’s regulatory framework for the three-month period ended March 31, 2025 (see Note 2.5 to the annual consolidated financial statements as of December 31, 2024).

B-	Mexico

2.5.3 Exploration and production activities regulatory framework

2.5.3.1 Energy Reform

On March 18, 2025, the Mexican government enacted a reform introducing new legislation related to: (i) the Law governing the State-Owned Public Company Law Petróleos Mexicanos (“Pemex”) and (ii) the Hydrocarbons Sector Law. This reform includes, among other measures, the following provisions:

(i) Hydrocarbon exploration and exploitation contracts previously signed with the Mexican State prior to the enactment of the new legal provisions will remain effective and will continue to be governed by the terms and conditions under which they were originally granted, pursuant to laws and provisions in effect upon execution;

(ii) The management of these contracts, along with the regulatory and oversight powers related to hydrocarbon exploration and extraction, have been fully centralized under Mexico’s Secretariat of Energy (“SENER”), which has assumed the roles and responsibilities of the former National Hydrocarbons Commission (“CNH”);

(iii) Regulations issued by regulatory authorities prior to the reform will remain in effect and continue to apply, provided they do not conflict with the new legislation;

(iv) Authorizations and permits previously granted to the upstream sector by the SENER, the CNH or the former Energy Regulatory Commission (“CRE”) will remain valid and retain their legal effect.

(v) The issuance, amendment, or termination of upstream sector authorizations or permits will now be subject to the public policy established by the Mexican State through the SENER;

(vi) All subsidiary production companies of Pemex have been merged into the latter. The agreements entered into by these dissolved companies will remain in force and continue to have the same effects under the originally agreed-upon terms and conditions.

Likewise, the exploration and extraction activities will be carried out under three methods:

(i) Allocations for own development, which will be exclusively owned by Pemex, making it the sole operator. However, Pemex may enter into service provision contracts with third parties, provided that such agreements aim to maximize productivity and profitability, and that the consideration is paid in cash.

(ii) Mixed-use development allocations, which may be granted by SENER. This plan allows private investment in projects operated by Pemex, provided that the latter maintains at least a 40% interest.

(iii) E&P agreements, which may be entered into by the SENER only in exceptional cases if Pemex either refuses or is unable to carry out hydrocarbon development under the aforementioned plans. These contracts may be service agreements, production-or profit-sharing agreements, or licensing agreements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The Energy Reform also involved an administrative reorganization, under which the responsibilities of the CNH and the CRE were transferred to the SENER and the newly established National Energy Commission (“CNE”). The SENER will oversee the regulation of the upstream sector.

Market Regulations

In February 2025, the Executive signed a voluntary agreement with Mexican gas station owners to cap the price of regular gasoline at Mexican Peso (“MXN”) 24 per liter for an initial six-month period. This measure aims to alleviate financial pressure on consumers.

The import and export of oil byproducts, petrochemicals and hydrocarbons, as well as their sale within Mexico are regulated activities subject to permits issued by the SENER. At present, in onshore projects, private operators sell their entire hydrocarbon production domestically to Pemex.

As of the date of issuance of these interim condensed consolidated financial statements, the Company is assessing the potential impact of the Energy Reform.

Other than mentioned above, there have been no significant changes in Mexico’s regulatory framework during the three-month period ended March 31, 2025 (see Note 2.5 to the annual consolidated financial statements as of December 31, 2024).

Note 3. Segment information

The Chief Operating Decision Maker (the “Committee” or “CODM”) is in charge of allocating resources and assessing the performance of the operating segment. It supervises operating profit (loss), and the performance of the indicators related to its oil and gas properties on an aggregate basis to make decisions regarding the location of resources, negotiate with international suppliers and determine the method for managing contracts with customers.

The CODM considers as a single segment the exploration and production of crude oil, natural gas and Liquefied Petroleum Gas (“LPG”) (including Exploration and Production commercial activities), through its own activities, subsidiaries and interests in joint operations and based on the nature of the business, customer portfolio and risks involved. The Company aggregated no segment as it has only one.

For the three-month periods ended March 31, 2025 and 2024, the Company generated 99% and 1% of its revenues related to assets located in Argentina and Mexico, respectively.

The accounting criteria used by the subsidiaries to measure profit or loss, assets and liabilities of the segments are consistent with those used in these unaudited interim condensed consolidated financial statements.

The following chart summarizes noncurrent assets per geographical area:

	As of March 31, 2025	As of December 31, 2024
Argentina	3,416,532	3,128,742
Mexico	51,113	51,359

Total noncurrent assets	3,467,645	3,180,101

Note 4. Revenue from contracts with customers

	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Goods sold	438,456	317,352

Total revenue from contracts with customers	438,456	317,352

Recognized at a point in time	438,456	317,352

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

4.1 Information broken down by revenue from contracts with customers

Type of products	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Revenues from crude oil sales	422,970	302,485
Revenues from natural gas sales	13,619	14,666
Revenues from LPG sales	1,867	201

Total revenue from contracts with customers	438,456	317,352

Distribution channels	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Exports of crude oil	236,699	128,464
Local crude oil	186,271	174,021
Local natural gas	10,361	7,521
Exports of natural gas	3,258	7,145
LPG sales	1,867	201

Total revenue from contracts with customers	438,456	317,352

Note 5. Cost of sales

5.1 Operating costs

	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Fees and compensation for services	17,968	11,917
Salaries and payroll taxes	7,233	5,327
Employee benefits	3,014	1,495
Easements and fees	2,087	658
Consumption of materials and spare parts	1,185	734
Transport	676	610
Other	1,901	877

Total operating costs	34,064	21,618

5.2 Crude oil stock fluctuation

	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Crude oil stock at beginning of the period (Note 18)	4,384	2,664
Less: Crude oil stock at end of the period (Note 18)	(13,416)	(3,873)

Total crude oil stock fluctuation	(9,032)	(1,209)

5.3 Royalties and others

	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Royalties	50,629	35,228
Export duties	17,625	9,554

Total royalties and others	68,254	44,782

Note 6. Selling expenses

	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Transport	33,484	8,671
Taxes, rates and contributions	6,027	5,595
Fees and compensation for services	5,119	2,114
Tax on bank account transactions	2,138	2,459

Total selling expenses	46,768	18,839

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 7. General and administrative expenses

	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Salaries and payroll taxes	10,250	9,714
Share-based payments	10,215	6,643
Fees and compensation for services	5,202	3,147
Employee benefits	1,521	902
Other	843	1,704

Total general and administrative expenses	28,031	22,110

Note 8. Other operating income and expenses

8.1 Other operating income

	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Gain from Exports Increase Program (1)	4,961	7,441
Other income	1,448	2,056

Total other operating income	6,409	9,497

(1)

For the three-month periods ended March 31, 2025 and 2024, including 5,378 and 5,296 of gain, net of related costs, respectively (see Note 2.5.2 of the annual consolidated financial statements as of December 31, 2024).

8.2 Other operating expenses

	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
(Provision for) contingencies (1)	(666)	(62)
(Provision for) reversal of materials and spare parts obsolescence (1)	(499)	91
(Provision for) environmental remediation (1)	(27)	(144)

Total other operating expenses	(1,192)	(115)

(1)	These transactions did not generate cash flows. For the three-month period ended March 31, 2025, including 638 related to payments of contingencies.

Note 9. Financial income (expense), net

9.1 Interest income

	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Financial interest	1,056	481

Total interest income	1,056	481

9.2 Interest expense

	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Borrowings interest (Note 16.2)	(24,281)	(4,897)

Total interest expense	(24,281)	(4,897)

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

9.3 Other financial income (expense)

	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Amortized cost (Note 16.2)	(467)	(317)
Net changes in foreign exchange rate	12,744	(12,288)
Discount of assets and liabilities at present value	(1,154)	371
Changes in the fair value of financial assets	8,998	(8,635)
Interest expense on lease liabilities (Note 13)	(806)	(858)
Discount for well plugging and abandonment	(426)	(254)
Other (1)	(2,897)	(649)

Total other financial income (expense)	15,992	(22,630)

(1)	For the three-month periods ended March 31, 2025 and 2024, including a loss of 6,175 and an income of 284, respectively. Both are non-cash transactions.

Note 10. Earnings per share

a) Basic

Basic earnings per share is calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the period.

	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Profit for the period, net	82,793	78,651
Weighted average number of ordinary shares	96,456,618	95,976,064

Basic earnings per share	0.858	0.819

b) Diluted

Diluted earnings per share is calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the period, plus the weighted average of dilutive potential ordinary shares.

Potential ordinary shares will be considered dilutive when their conversion to ordinary shares may reduce earnings per share or increase losses per share. They will be considered antidilutive when their conversion to ordinary shares may result in an increase in earnings per share or a reduction in loss per share.

The calculation of diluted earnings per share does not involve a conversion; the exercise or other issue of shares that may have an antidilutive effect on loss per share, or when the exercise price is higher than the average price of ordinary shares during the period, no dilution effect is booked, as diluted earnings per share is equal to basic earnings per share.

	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Profit for the period, net	82,793	78,651
Weighted average number of ordinary shares (1)	100,871,480	99,292,985

Diluted earnings per share	0.821	0.792

(1)	As of March 31, 2025, the Company has 98,150,718 outstanding shares that cannot exceed 98,781,028 shares.

Likewise, in accordance with IFRS the average number of ordinary shares with a potential dilutive effect amounts to 100,871,480.

See Note 29 for information on subsequent events.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 11. Property, plant and equipment

The changes in property, plant and equipment for the three-month period ended March 31, 2025 are as follows:

	Land and buildings	Vehicles, machinery, facilities, computer hardware and furniture and fixtures	Oil and gas properties	Production wells and facilities		Works in progress	Materials and spare parts	Total
Cost
Amounts as of December 31, 2024	8,264	54,066	500,908	3,216,787		191,207	89,085	4,060,317
Additions	—	—	—	—		224,365	44,130	268,495
Additions of Farmout Agreement (1)	—	—	29,295	80,243		—	—	109,538
Transfers	—	1,165	—	220,428		(172,514)	(49,079)	—
Disposals	—	(4)	—	(4,715)	(2)	—	—	(4,719)

Amounts as of March 31, 2025	8,264	55,227	530,203	3,512,743		243,058	84,136	4,433,631

Accumulated depreciation
Amounts as of December 31, 2024	(232)	(21,463)	(101,791)	(1,130,848)		—	—	(1,254,334)
Depreciation	—	(1,695)	(6,349)	(113,125)		—	—	(121,169)
Disposals	—	4	—	—		—	—	4

Amounts as of March 31, 2025	(232)	(23,154)	(108,140)	(1,243,973)		—	—	(1,375,499)

Net value
Amounts as of March 31, 2025	8,032	32,073	422,063	2,268,770		243,058	84,136	3,058,132

Amounts as of December 31, 2024	8,032	32,603	399,117	2,085,939		191,207	89,085	2,805,983

(1)	See Note 1.2.1.
(2)	Related to the re-estimation of well plugging and abandonment. This transaction did not generate cash flows.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 12. Goodwill and other intangible assets

Below are the changes in goodwill and other intangible assets for the three-month period ended March 31, 2025:

	Goodwill	Other intangible assets
Cost
Amounts as of December 31, 2024	22,576	35,724
Additions	—	1,875

Amounts as of March 31, 2025	22,576	37,599

Accumulated amortization
Amounts as of December 31, 2024	—	(20,281)
Amortization	—	(2,147)

Amounts as of March 31, 2025	—	(22,428)

Net value
Amounts as of March 31, 2025	22,576	15,171

Amounts as of December 31, 2024	22,576	15,443

Note 13. Right-of-use assets and lease liabilities

The carrying amount of the Company’s right-of-use assets and lease liabilities, as well as the changes for the three-month period ended March 31, 2025, are detailed below:

	Right-of-use assets			Total lease liabilities
	Land and Buildings	Facilities and machinery	Total
Amounts as of December 31, 2024	15,551	89,782	105,333	(95,660)
Depreciation (1)	(168)	(15,899)	(16,067)	—
Payments	—	—	—	23,074
Interest expense (2)	—	—	—	(3,573)

Amounts as of March 31, 2025	15,383	73,883	89,266	(76,159)

(1)	Including the depreciation of drilling services capitalized as “Works in progress” for 13,406.
(2)	Including drilling agreements capitalized as “Works in progress” for 2,767.

Short-term and low-value lease agreements were recognized under “General and administrative expenses” in the statements of profit or loss and other comprehensive income for 23 and 14 for the three-month periods ended March 31, 2025 and 2024, respectively.

Note 14. Income tax

The most significant components of the income tax expense in the statements of profit or loss and other comprehensive income of these interim condensed consolidated financial statements are as follows:

	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Income tax
Current income tax	(66,322)	(63,789)
Deferred income tax	14,157	40,401

Income tax (expense) charged to statement of profit or loss	(52,165)	(23,388)

Deferred income tax charged to other comprehensive income	7	(17)

Total income tax (expense)	(52,158)	(23,405)

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

For the three-month periods ended March 31, 2025 and 2024, the Company’s effective rate was 39% and 23%, respectively.

The differences between the effective and statutory rate mainly include: (i) the application of the tax adjustment for inflation in Argentina; (ii) the depreciation of the Argentine peso (“ARS”) with respect to the USD affecting the Company’s tax deductions of nonmonetary assets; and (iii) the accumulative tax losses not recognized in the period.

See Note 30 to the annual consolidated financial statements as of December 31, 2024.

Note 15. Trade and other receivables

	As of March 31, 2025	As of December 31, 2024
Noncurrent
Other receivables:
Prepayments, tax receivables and other:
Advance payments for transportation services (1)	166,264	134,436
Receivables related to the transfer of conventional assets (2)	49,385	57,194
Prepaid expenses and other receivables	11,333	11,820
Turnover tax	398	164

	227,380	203,614

Financial assets:
Receivables from joint operations	948	1,243
Loans to employees	137	411

	1,085	1,654

Total noncurrent trade and other receivables	228,465	205,268

Current
Trade:
Oil and gas accounts receivable (net of allowance for expected credit losses)	82,434	77,351

	82,434	77,351

Other receivables:
Prepayments, tax credits and other:
Value added tax (“VAT”)	89,751	90,704
Receivables related to the transfer of conventional assets (2)	40,046	46,018
Advance payments for transportation services (1)	11,298	7,054
Prepaid expenses and other receivables	9,521	9,322
Income tax	4,112	4,431
Turnover tax	2,645	2,867

	157,373	160,396

Financial assets:
Accounts receivable from third parties (3)	11,286	29,040
Balances with related parties (Note 26)	4,741	4,741
Receivables from joint operations	1,979	5,586
Gas IV Plan (Note 2.5.2.1)	1,071	3,007
Advances to directors and loans to employees	475	742
Other	580	632

	20,132	43,748

Other receivables	177,505	204,144

Total current trade and other receivables	259,939	281,495

(1)	See Note 27.
(2)

Related to the agreement signed with Petrolera Aconcagua Energía S.A. (“Aconcagua”) connected with the transfer of conventional assets (“transfer of conventional assets”). For the three-month periods ended March 31, 2025 and 2024, the Company recognized 7,240 and 9,105, respectively, mainly related to the amortization of the account receivable, in the unaudited interim condensed consolidated statement of profit or loss under “Other non-cash costs related to the transfer of conventional assets”. Additionally, the Company received 5,734 and 10,734, respectively, related to the transaction (See Note 3.2.7 to the annual consolidated financial statements as of December 31, 2024).

(3)

As of March 31, 2025, and December 31, 2024, includes 5,280 and 13,200 with Aconcagua, related to the extension of the Concessions (See Note 28.5 to the annual consolidated financial statements as of December 31, 2024).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Due to the short-term nature of current trade and other receivables, it carrying amount is considered similar to its fair value. The fair values of noncurrent trade and other receivables do not differ significantly from it carrying amounts either.

As of March 31, 2025, in general, accounts receivable has a 14-day term for sales of crude oil and a 57-day term for sales of natural gas and LPG.

The Company sets up a provision for trade receivables when there is information showing that the debtor is facing severe financial difficulties and that there is no realistic probability of recovery, for example, when the debtor goes into liquidation or files for bankruptcy proceedings. Trade receivables that are derecognized are not subject to compliance activities. The Company recognized an allowance for expected credit losses against all trade receivables that are 90 days past due because based on its history these receivables are generally not recovered.

As of March 31, 2025, and December 31, 2024, the provision for expected credit losses was recorded for 39 and 41 respectively.

As of the date of these interim condensed consolidated financial statements, maximum exposure to credit risk is related to the carrying amount of each class of accounts receivable.

Note 16. Financial assets and liabilities

16.1 Borrowings

	As of March 31, 2025	As of December 31, 2024
Noncurrent
Borrowings	1,521,007	1,402,343

Total noncurrent	1,521,007	1,402,343

Current
Borrowings	182,191	46,224

Total current	182,191	46,224

Total Borrowings	1,703,198	1,448,567

Below are the maturity dates of Company borrowings (excluding lease liabilities) and their exposure to interest rates:

	As of March 31, 2025	As of December 31, 2024
Fixed interest
Less than 1 year	181,811	45,381
From 1 to 2 years	402,289	185,356
From 2 to 5 years	316,073	404,395
Over 5 years	777,645	787,592

Total	1,677,818	1,422,724

Variable interest
Less than 1 year	380	843
From 1 to 2 years	25,000	25,000
From 2 to 5 years	—	—
Over 5 years	—	—

Total	25,380	25,843

Total Borrowings	1,703,198	1,448,567

See Note 16.4 for information on the fair value of the borrowings.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The carrying amount of borrowings as of March 31, 2025 and December 31, 2024 of the Company through its subsidiary Vista Argentina, is as follows:

Company	Execution date	Currency	Principal	Interest	Annual rate		Maturity date	As of March 31, 2025		As of December 31, 2024
Santander International	January, 2021	USD	11,700	Fixed	1.80%		January, 2026	13	(1)	68	(1)
Santander International	July, 2021	USD	43,500	Fixed	2.05%		July, 2026	75	(1)	79	(1)
Santander International	January, 2022	USD	13,500	Fixed	2.45%		January, 2027	27	(1)	28	(1)
ConocoPhillips Company	January, 2022	USD	25,000	Variable	SOFR + 2.01	(2) %	September, 2026	25,380		25,843
Citibank N.A.	April, 2024	USD	45,000	Fixed	5.00%		April, 2026	20,140		20,009
Banco Patagonia S.A.	July, 2024	USD	548	Fixed	11.00%		January, 2025	—		144
Citibank N.A.	January, 2025	USD	25,000	Fixed	5.00%		April, 2026	25,211		—
Banco de Galicia y Buenos Aires S.A.U.	January, 2025	USD	18,000	Fixed	1.90%		April, 2025	18,072		—
Banco de Galicia y Buenos Aires S.A.U.	January, 2025	USD	30,000	Fixed	1.90%		April, 2025	30,120		—
Banco de la Nación Argentina	January, 2025	USD	30,000	Fixed	2.00%		July, 2025	30,108		—
Banco de la Provincia de Buenos Aires	January, 2025	USD	20,000	Fixed	1.90%		May, 2025	20,069		—
Banco de la Provincia de Buenos Aires	January, 2025	USD	20,000	Fixed	1.90%		May, 2025	20,064		—
Banco Ciudad de Buenos Aires	February, 2025	USD	18,000	Fixed	2.50%		June, 2025	18,051		—

					Total			207,330		46,171

(1)	As of March 31, 2025 and December 31, 2024, it includes 24,350 of collateralized capital. The carrying amount corresponds to interest.
(2)	Secured Overnight Financing Rate (“SOFR”).

Moreover, Vista Argentina issued Corporate bond (“ON”), under the name “Programa de Notas” approved by the National Securities Commission in Argentina (“CNV” by its Spanish acronym). The following chart shows the carrying amount of ON as of March 31, 2025 and December 31, 2024:

Instrument	Execution date	Currency	Principal	Interest	Annual rate	Maturity date	As of March 31, 2025		As of December 31, 2024
ON XII	August, 2021	USD-linked (1)	100,769	Fixed	5.85%	August, 2031	90,972		97,467
ON XV	December, 2022	USD	13,500	Fixed	4.00%	January, 2025	—		13,539
ON XVI	December, 2022	USD-linked (1)	63,450	Fixed	0.00%	June, 2026	63,477		63,429
	May, 2023	USD-linked (1)	40,785	Fixed	0.00%	June, 2026	40,525		40,525
ON XVII	December, 2022	USD-linked (1)	39,118	Fixed	0.00%	December, 2026	39,020		37,805	(2)
ON XVIII	March, 2023	USD-linked (1)	118,542	Fixed	0.00%	March, 2027	118,200		115,657	(2)
ON XIX	March, 2023	USD-linked (1)	16,458	Fixed	1.00%	March, 2028	16,418		16,414
ON XX	June, 2023	USD	13,500	Fixed	4.50%	July, 2025	13,507		13,477
ON XXI	August, 2023	USD-linked (1)	70,000	Fixed	0.99%	August, 2028	69,839		67,170	(2)
ON XXII	December, 2023	USD	14,669	Fixed	5.00%	June, 2026	14,849		14,657
ON XXIII	March, 2024	USD	60,000	Fixed	6.50%	March, 2027	39,951	(2)	40,569	(2)
	May, 2024	USD	32,203	Fixed	6.50%	March, 2027	32,217		32,722

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Instrument	Execution date	Currency	Principal	Interest	Annual rate	Maturity date	As of March 31, 2025		As of December 31, 2024
ON XXIV	May, 2024	USD	46,562	Fixed	8.00%	May, 2029	47,798		46,860
ON XXV	July, 2024	USD-linked (1)	53,195	Fixed	3.00%	July, 2028	53,134		53,111
ON XXVI	October, 2024	USD	150,000	Fixed	7.65%	October, 2031	154,446		151,573
ON XXVII	December, 2024	USD	600,000	Fixed	7.63%	December, 2035	609,172	(3)	597,421	(3)
ON XXVIII	March, 2025	USD	92,414	Fixed	7.50%	March, 2030	92,343		—

						Total	1,495,868		1,402,396

					Total Borrowings		1,703,198		1,448,567

(1)	Subscribed in USD, payable in ARS at the exchange rate applicable on maturity date.
(2)

As of March 31, 2025, the carrying amount of ON XXIII include 20,000 ONs repurchased by the Company, and as of December 31, 2024, the carrying amounts of ONs XVII; XVIII; XXI and XXIII include 1,200, 2,500, 2,650 and 20,000, respectively, of ONs repurchased by the Company.

(3)

As of March 31, 2025 and December 31, 2024, the ON contain covenants that will limit its ability to, among other things: (i) incur additional indebtedness and guarantee indebtedness; (ii) pay dividends or make other distributions or repurchase or redeem our capital stock; (iii) prepay, redeem or repurchase certain debt; (iv) make loans and investments; (v) enter into agreements that restrict its subsidiaries’ ability to pay dividends, transfer assets or make intercompany loans; (vi) incur or permit to exist certain Liens; (vii) sell, transfer or otherwise dispose of assets; (viii) enter into sale and lease-back transactions; (ix) enter into transactions with affiliates; and (x) consolidate, amalgamate, merge.

With respect to the limitation on incurrence of indebtedness, Vista Argentina will not, and will not permit any of its subsidiaries, if any, to, directly or indirectly, incur any indebtedness. The company or any of its subsidiaries may incur indebtedness if, at the time of and immediately after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom:

(i) its Net Leverage Ratio (“NLR”) would not exceed 3.50. The NLR is calculated as the proportion of (a) Net debt (Borrowings and Lease liabilities minus Cash, bank balances and other short-term investments) to (b) EBITDA (“Earnings Before Interest, Tax, Depreciation and Amortization”);

(ii) its Interest Coverage ratio (“ICR”) would not be less than 2.00. The ICR is calculated as the proportion of (a) EBITDA to (b) interest expenses for the year.

All of the financial ratios and limitations described above will no longer apply if (i) the ON have an Investment Grade Rating from at least two Rating Agencies and (ii) no event of default has occurred and is continuing.

As of March 31, 2025 and December 31, 2024, Vista Argentina has been in compliance with all the covenants of its ON.

See Note 1.2.1 to the annual consolidated financial statements as of December 31, 2024.

See Note 29 for information on subsequent borrowings events.

Under the aforementioned program, Vista Argentina may list ON in Argentina for a total principal up to 3,000,000 or its equivalent in other currencies at any time.

16.2 Changes in liabilities from financing activities

Changes in the borrowings were as follows:

	As of March 31, 2025	As of December 31, 2024
Amounts at beginning of period	1,448,567	616,055
Proceeds from borrowings	341,347	1,320,897
Payment of borrowings principal	(98,594)	(470,351)
Payment of borrowings interest	(10,566)	(53,897)
Payment of borrowings cost	(608)	(7,631)
Borrowings interest (1) (Note 9.2)	24,281	62,499
Amortized cost (1) (Note 9.3)	467	1,649
Changes in foreign exchange rate (1)	(1,696)	(20,654)

Amounts at end of period	1,703,198	1,448,567

(1)	These transactions did not generate cash flows.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

16.3 Financial instruments by category

The following chart includes the financial instruments broken down by category:

As of March 31, 2025	Financial assets / liabilities at amortized cost	Financial assets / liabilities at fair value	Total financial assets / liabilities
Assets
Plan assets (Note 25)	—	3,666	3,666
Trade and other receivables (Note 15)	1,085	—	1,085

Total noncurrent financial assets	1,085	3,666	4,751

Cash, bank balances and other short-term investments (Note 19)	80,089	75,387	155,476
Trade and other receivables (Note 15)	102,566	—	102,566

Total current financial assets	182,655	75,387	258,042

Liabilities
Borrowings (Note 16.1)	1,521,007	—	1,521,007
Trade and other payables (Note 24)	77,117	—	77,117
Lease liabilities (Note 13)	33,498	—	33,498

Total noncurrent financial liabilities	1,631,622	—	1,631,622

Borrowings (Note 16.1)	182,191	—	182,191
Trade and other payables (Note 24)	415,924	—	415,924
Lease liabilities (Note 13)	42,661	—	42,661

Total current financial liabilities	640,776	—	640,776

As of December 31, 2024	Financial assets / liabilities at amortized cost	Financial assets / liabilities at fair value	Total financial assets / liabilities
Assets
Trade and other receivables (Note 15)	1,654	—	1,654

Total noncurrent financial assets	1,654	—	1,654

Cash, bank balances and other short-term investments (Note 19)	119,841	124,065	243,906
Trade and other receivables (Note 15)	121,099	—	121,099

Total current financial assets	240,940	124,065	365,005

Liabilities
Borrowings (Note 16.1)	1,402,343	—	1,402,343
Lease liabilities (Note 13)	37,638	—	37,638

Total noncurrent financial liabilities	1,439,981	—	1,439,981

Borrowings (Note 16.1)	46,224	—	46,224
Trade and other payables (Note 24)	487,186	—	487,186
Lease liabilities (Note 13)	58,022	—	58,022

Total current financial liabilities	591,432	—	591,432

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Below are income, expenses, profit, or loss from each financial instrument:

For the three-month period ended March 31, 2025:

	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value	Total financial assets / liabilities
Interest income (Note 9.1)	1,056	—	1,056
Interest expense (Note 9.2)	(24,281)	—	(24,281)
Amortized cost (Note 9.3)	(467)	—	(467)
Net changes in foreign exchange rate (Note 9.3)	12,744	—	12,744
Discount of assets and liabilities at present value (Note 9.3)	(1,154)	—	(1,154)
Changes in the fair value of financial assets (Note 9.3)	—	8,998	8,998
Interest expense on lease liabilities (Note 9.3)	(806)	—	(806)
Discount for well plugging and abandonment (Note 9.3)	(426)	—	(426)
Other (Note 9.3)	(2,897)	—	(2,897)

Total	(16,231)	8,998	(7,233)

For the three-month period ended March 31, 2024:

	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value	Total financial assets / liabilities
Interest income (Note 9.1)	481	—	481
Interest expense (Note 9.2)	(4,897)	—	(4,897)
Amortized cost (Note 9.3)	(317)	—	(317)
Net changes in foreign exchange rate (Note 9.3)	(12,288)	—	(12,288)
Discount of assets and liabilities at present value (Note 9.3)	371	—	371
Changes in the fair value of financial assets (Note 9.3)	—	(8,635)	(8,635)
Interest expense on lease liabilities (Note 9.3)	(858)	—	(858)
Discount for well plugging and abandonment (Note 9.3)	(254)	—	(254)
Other (Note 9.3)	(649)	—	(649)

Total	(18,411)	(8,635)	(27,046)

16.4 Fair value

This note includes information on the Company’s method for assessing the fair value of its financial assets and liabilities.

16.4.1 Fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis

The Company classifies the measurements at fair value of financial instruments using a fair value hierarchy, which shows the relevance of the variables applied to carry out these measurements. The fair value hierarchy has the following levels:

- Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.

- Level 2: data other than the quoted prices included in Level 1 that are observable for assets or liabilities, either directly (that is prices) or indirectly (that is derived from prices).

- Level 3: data on the asset or liability that are based on information that cannot be observed in the market (that is, non-observable data).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The following chart shows the Company’s financial assets measured at fair value as of March 31, 2025 and December 31, 2024:

As of March 31, 2025	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Plan assets	3,666	—	—	3,666
Short-term investments	75,387	—	—	75,387

Total assets	79,053	—	—	79,053

As of December 31, 2024	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Short-term investments	124,065	—	—	124,065

Total assets	124,065	—	—	124,065

The value of financial instruments traded in active markets is based on quoted market prices as of the date of these accompanying unaudited interim condensed consolidated financial statements. A market is considered active when quoted prices are available regularly through a stock exchange, a broker, a specific sector entity or regulatory agency, and these prices reflect regular and current market transactions between parties at arm’s length. The quoted market price used for financial assets held by the Company is the current offer price. These instruments are included in Level 1.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. These valuation techniques maximize the use of observable market data, when available, and minimize the use of Company’s specific estimates. Should all significant variables used to establish the fair value of a financial instrument be observable, the instrument is included in Level 2.

Should one or more variables used in determining the fair value not be observable in the market, the financial instrument is included in Level 3.

There were no transfers between Level 1, Level 2 and Level 3 from December 31, 2024, through March 31, 2025.

16.4.2 Fair value of financial assets and liabilities that are not measured at fair value (but require fair value disclosures)

Except for the information included in the following chart, the Company considers that the carrying amounts of financial assets and liabilities recognized in the interim condensed consolidated financial statements approximate to its fair values, as explained in the related notes.

As of March 31, 2025	Carrying amount	Fair value	Level
Liabilities
Borrowings	1,703,198	1,640,451	2

Total liabilities	1,703,198	1,640,451

16.5 Risk management objectives and policies concerning financial instruments

16.5.1 Financial risk factors

The Company’s activities are exposed to several financial risks: market risk (including exchange rate risk, interest rate risk and price risk), credit risk and liquidity risk.

Financial risk management is included in the Company’s global policies, and it adopts a comprehensive risk management policy focused on tracking risks affecting the entire Company. This strategy aims at striking a balance between profitability targets and risk exposure levels. Financial risks are derived from the financial instruments to which the Company is exposed during each period or as of every period-end.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The Company’s financial department, controls financial risk by identifying, assessing and covering financial risks. The risk management systems and policies are reviewed regularly to show the changes in market conditions and the Company’s activities.

The Company reviewed its exposure to financial risk factors and identified no significant changes in the risk analysis included in its annual consolidated financial statements as of December 31, 2024, except for the following:

16.5.1.1 Market risk

Exchange rate risk

The Company’s financial position and results of operations are sensitive to exchange rate changes between USD and ARS. As of March 31, 2025 and 2024, the Company performed foreign exchange currency transactions, and the impact in the results of the period is recognized in the consolidated statement of profit or loss in “Other financial income (expense)”.

Most Company revenues are denominated in USD, or the changes in sales follow the changes in USD listed price.

During the three-month period ended March 31, 2025 and for the year ended December 31, 2024, ARS depreciated by about 4% and 28%, respectively.

The following chart shows the sensitivity to a modification in the exchange rate of ARS to USD while maintaining the remainder variables constant. Impact on profit before taxes is related to changes in the fair value of monetary assets and liabilities denominated in currencies other than the USD, the Company’s functional currency. The Company’s exposure to changes in foreign exchange rates for the remainder currencies is immaterial.

	As of March 31, 2025	As of December 31, 2024
Changes in exchange rate:	+/-10%	+/-10%
Effect on profit or loss before income taxes	43,287 / (43,287)	38,108 / (38,108)
Effect on equity before income taxes	43,287 / (43,287)	38,108 / (38,108)

Interest rate risk

The purpose of interest rate risk management is to minimize finance costs and limit the Company’s exposure to interest rate increases.

Variable-rate indebtedness exposes the Company’s cash flows to interest rate risk due to potential volatility. Fixed-rate indebtedness exposes the Company to interest rate risk on the fair value of its liabilities as they could be considerably higher than variable rates. As of March 31, 2025 and December 31, 2024, about 1% and 2% of indebtedness was subject to variable interest rates, respectively.

For the three-month periods ended March 31, 2025, and 2024, the average interest rate for borrowings in ARS was 32.88% and 59.00%, respectively.

For the three-month period ended March 31, 2025, and 2024, the variable interest rate of borrowings denominated in USD stood at 7.19% and 9.60%, respectively.

The Company expects to lessen its interest rate exposure by analyzing and assessing (i) the different sources of liquidity available in domestic and international financial and capital markets (if available); (ii) alternative (fixed or variable) interest rates, currencies and contractual terms available for companies in a sector, industry and risk similar to the Company’s; and (iii) the availability, access and cost of interest rate hedge contracts. Hence, the Company assesses the impact on profit or loss of each strategy on the obligations that represent the main positions to the main interest-bearing positions.

The Company considers that the risk of an increase in interest rates is low; therefore, it does not expect substantial debt risk.

For the three-month period ended March 31, 2025, and for the year ended December 31, 2024, the Company did not use derivative financial instruments to mitigate interest rate risks.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 17. Investments in associates

As of March 31, 2025, and December 31, 2024, the Company holds the following interests in associates:

	Equity interest		Investments in associates
Company	As of March 31, 2025	As of December 31, 2024	As of March 31, 2025	As of December 31, 2024	Main activity
VX Ventures Asociación en Participación	100%	100%	11,894	11,894	Holding company
VMOS S.A. (1)	11,1%	14,1%	28,663	12	Midstream

Total investments in associates			40,557	11,906

(1)	For the three-month period ended March 31, 2025, the Company, through its subsidiary Vista Argentina, made contributions to VMOS S.A. for an amount of 28,651.

Note 18. Inventories

	As of March 31, 2025	As of December 31, 2024
Crude oil stock (Note 5.2)	13,416	4,384
Materials and spare parts	2,390	2,082
Assigned crude oil stock	238	3

Total inventories	16,044	6,469

Note 19. Cash, bank balances and other short-term investments

	As of March 31, 2025	As of December 31, 2024
Cash in banks	584,212	520,401
Money market funds	80,089	119,841
Mutual funds	69,102	115,368
Argentine government bonds	6,285	8,697

Total cash, banks balances and other short-term investments	739,688	764,307

Cash and cash equivalents include cash on hand and at bank and investments maturing within 3 months. For the consolidated statement of cash flows purposes below is the reconciliation between cash, bank and short-term investments and cash and cash equivalents:

	As of March 31, 2025	As of December 31, 2024
Cash, bank balances and other short-term investments	739,688	764,307
Less
Argentine government bonds	(6,285)	(8,697)

Cash and cash equivalents	733,403	755,610

Note 20. Equity

20.1 Capital stock

As of March 31, 2025, and December 31,2024, the Company’s variable capital stock amounted to 398,065 and 398,064, respectively, represented by 98,150,716 and 95,285,451 fully subscribed and paid Series A shares with no face value, each entitled to one vote.

During the three-month period ended March 31, 2025, 2,865,265 Series A shares were issued as part of the LTIP granted to Company employees.

As of March 31, 2025, and December 31, 2024, the Company’s authorized capital includes 30,641,523 and 33,506,788 Series A ordinary shares, respectively, held in Treasury.

As of March 31, 2025 and December 31, 2024, the Company holds the 2 outstanding Series C shares.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

For further information see Note 21 to the annual consolidated financial statements as of December 31, 2024.

See Note 29 for information on subsequent events.

Note 21. Provisions

	As of March 31, 2025	As of December 31, 2024
Noncurrent
Well plugging and abandonment	26,738	31,026
Environmental remediation	2,075	2,032

Total noncurrent provisions	28,813	33,058

Current
Environmental remediation	2,566	2,484
Well plugging and abandonment	1,430	1,412
Contingencies	41	14

Total current provisions	4,037	3,910

Note 22. Salaries and payroll taxes

	As of March 31, 2025	As of December 31, 2024
Current
Provision for bonuses and incentives	4,498	23,450
Salaries and social security contributions	2,166	9,206

Total current salaries and payroll taxes	6,664	32,656

Note 23. Other taxes and royalties

	As of March 31, 2025	As of December 31, 2024
Current
Royalties and others	25,428	26,008
Tax withholdings	3,777	12,497
Personal assets tax	7,814	8,132
Other	310	1,078

Total current other taxes and royalties	37,329	47,715

Note 24. Trade and other payables

	As of March 31, 2025	As of December 31, 2024
Noncurrent
Payables to third parties (1)	77,117	—

Total other noncurrent accounts payables	77,117

Total noncurrent accounts payables	77,117	—

Current
Accounts payables:
Suppliers	385,357	435,768
Customer advances	—	37,651

Total current accounts payables	385,357	473,419

Other accounts payables:
Payables to third parties (1) (2)	30,277	13,200
Extraordinary fee for Gas IV Plan	168	415
Payables to partners of joint operations	122	152

Total other current accounts payables	30,567	13,767

Total current trade and other payables	415,924	487,186

(1)	As of March 31, 2025, includes 77,117 and 24,997 related to the Farmout Agreement mentioned in Note 1.2.1.
(2)

As of March 31, 2025 and December 31, 2024, the Company had a payable for 5,280 and 13,200, respectively, related to the extension of the Concessions. (See Note 28.5 to the annual consolidated financial statements as of December 31, 2024).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Other than mentioned above, due to the short-term nature of current trade and other payables, their carrying amount is deemed to be the same as its fair value. The carrying amount of noncurrent trade and other payable does not differ considerably from its fair value.

Note 25. Employee benefits

The following chart summarizes net expense components and the changes in the liability for long-term employee benefits in the unaudited interim condensed consolidated financial statements:

	Period from January 1, through March 31, 2025	Period from January 1, through March 31, 2024
Cost of interest	(196)	(79)
Cost of services	(2)	(2)

Total	(198)	(81)

	As of March 31, 2025
	Present value of the obligation	Plan assets	Net liabilities
Amounts at beginning of period	(20,546)	4,578	(15,968)
Items classified as loss or profit
Cost of interest	(248)	52	(196)
Cost of services	(2)	—	(2)
Items classified in other comprehensive income
Actuarial remeasurement	—	(22)	(22)
Payment of contributions	491	(352)	139

Amounts at end of period	(20,305)	4,256	(16,049)

The fair value of plan assets as of every period/year end per category, is as follows:

	As of March 31, 2025	As of December 31, 2024
US government bonds	3,666	—
Cash and cash equivalents	590	4,578

Total	4,256	4,578

See Note 23 to the annual consolidated financial statements as of December 31, 2024.

Note 26. Related parties’ transactions and balances

As of March 31, 2025 and December 31, 2024, including 4,741, with VMOS S.A. booked under “Trade and other receivables” within the line “Balances with related parties” (Note 15).

As of March 31, 2025 and December 31, 2024, other than mentioned above, the Company carries no other balances with related parties and relevant transactions.

Note 2.3 to the annual consolidated financial statements as of December 31, 2024, provides information on the Company’s structure.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 27. Commitments and contingencies

The Company, through its subsidiary Vista Argentina, made disbursements related to the commitments, as detailed below:

(i) As of March 31, 2025 and December 31, 2024, 131,970 and 121,813, respectively, related to the Duplicar Plus Project implemented by Oleoductos del Valle S.A.;

(ii) As of March 31, 2025 and December 31, 2024, 25,644 and 19,677, respectively, related to the project to expand the Puerto Rosales maritime terminal and pumping station implemented by Oiltanking Ebytem S.A.; and

(iii) As of March 31, 2025, 19,948 related to the Transportation Service Agreement for Vaca Muerta Centro Pipeline (“VMOC” by Spanish acronym),

See Notes 1.2.3.1; 28.1 and 28.2 to the annual consolidated financial statements as of December 31, 2024 for more information about the commitments.

There were no significant changes in commitments and contingencies for the three-month period ended March 31, 2025 (See Notes 28 and 29 to the annual consolidated financial statements as of December 31, 2024).

Note 28. Tax regulations

There were no significant changes in Argentina’s and Mexico’s tax regulations during the three-month period ended March 31, 2025 (See Note 30 to the annual consolidated financial statements as of December 31, 2024).

Note 29. Subsequent events

The Company assessed events subsequent to March 31, 2025, to determine the need of a potential recognition or disclosure in these interim condensed consolidated financial statements. The Company assessed such events through April 23, 2025, date in which these financial statements were made available for issue:

•

On April 1, 2025, Vista Argentina signed loans agreements with Banco de Galicia y Buenos Aires S.A.U. in ARS for a total amount equivalent of 65,177, at an annual interest rate between 37.50% and 38.50% and an expiration date between April 30 and May 30, 2025.

•	On April 4, 2025, Vista Argentina paid interest for an amount of 107 corresponding to loan agreements signed with Banco Santander International in July 2021 and January 2022.

•	On April 7, 2025, Vista Argentina signed a loan agreement with Banco Ciudad de Buenos Aires for an amount of 27,000, at an annual interest rate of 3% and an expiration date on September 2, 2025.

•	On April 8, 2025, Vista Argentina paid interest for an amount of 393 corresponding to ON XXV.

•

On April 9, 2025, though the Ordinary Shareholders’ Meeting, the Company’s shareholders approved an increase of a fund to acquire own shares for 50,000, based on the Company’s nonconsolidated financial statements as of December 31, 2024.

•	On April 10, 2025, Vista Argentina paid interest for an amount of 5,722 corresponding to ON XXVI.

•	On April 10, 2025, Vista Argentina signed a loan agreement with Banco Santander in ARS for an amount equivalent of 9,285, at an annual interest rate of 42.50% and an expiration date on June 30, 2025.

•	On April 10, 2025, Vista Argentina signed a loan agreement with Banco BBVA in ARS for an amount equivalent of 20,774, at an annual interest rate of 40.00% and an expiration date on May 30, 2025.

•

On April 10, 2025, Vista Argentina signed a loan agreement with Banco de Galicia y Buenos Aires S.A.U. in ARS for an amount equivalent of 41,375, at an annual interest rate of 42.45% and an expiration date on June 30, 2025.

•

On April 11, 2025, Vista Argentina signed a loan agreement with Banco Santander S.A. for an amount of 300,000, at an annual interest rate of SOFR plus 2.85% with step up to 6.50% after 36 months, and an expiration date on April 11, 2029.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of March 31, 2025 and December 31, 2024 and for the three-month periods ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

•

On April 15, 2025, the Company through its subsidiary Vista Argentina, acquired the 100% of the capital stock of Petronas E&P Argentina S.A. (“PEPASA”), which holds a 50% working interest in La Amarga Chica unconventional concession (“LACh”), located in the Province of Neuquén, Argentina, from Petronas Carigali Canada B.V. and Petronas Carigali International E&P B.V. (the “Transaction”).

Under the terms of the Transaction, Vista paid (i) 900,000 in cash; and (ii) 7,297,507 American Depositary Shares representing an identical number of Vista’s Serie A shares (“ADSs”) which are subject to lock-up restrictions; and will pay (iii) 300,000 in deferred cash payments, payable 50% on April 15, 2029, and 50% on April 15, 2030, without accruing interest.

There are no other events or transactions between the closing date and the date of issuance of these unaudited interim condensed consolidated financial statements that could significantly affect the Company’s financial position or profit or loss.